EX-99.d.1.i

AMENDMENT NO. 1 TO

EXHIBIT A

OF THE INVESTMENT MANAGEMENT AGREEMENT

     THIS EXHIBIT to the Investment Management Agreement dated January 4, 2010 (the “Agreement”) between DELAWARE GROUP GLOBAL & INTERNATIONAL FUNDS and DELAWARE MANAGEMENT COMPANY, a series of Delaware Management Business Trust (the “Investment Manager”), amended as of the 16th day of March, 2010 lists the Funds for which the Investment Manager provides investment management services pursuant to this Agreement, along with the management fee rate schedule for each Fund and the date on which the Agreement became effective for each Fund.

Management Fee Schedule (as a
Fund Name	Effective Date	percentage of average daily net assets)
Annual Rate
Delaware Emerging Markets Funds	March 16, 2010	1.25% on first $500 million
1.20% on next $500 million
1.15% on next $1.5 billion
1.10% on assets in excess of $2.5 billion
Delaware Focus Global Growth Fund	January 4, 2010	0.85% on first $500 million
0.80% on next $500 million
0.75% on next $1.5 billion
0.70% on assets in excess of $2.5 billion
Delaware International Value Equity Fund	January 4, 2010	0.85% on first $500 million
0.80% on next $500 million
0.75% on next $1.5 billion
0.70% on assets in excess of $2.5 billion
Delaware Macquarie Global Infrastructure Fund	January 4, 2010	0.90% on first $500 million
0.85% on next $500 million
0.80% on next $1.5 billion
0.75% on assets in excess of $2.5 billion
Delaware Global Value Fund	January 4, 2010	0.85% on first $500 million
0.80% on next $500 million
0.75% on next $1.5 billion
0.70% on assets in excess of $2.5 billion

DELAWARE MANAGEMENT COMPANY,		DELAWARE GROUP GLOBAL &
A series of Delaware Management Business Trust		INTERNATIONAL FUNDS

By:	/s/ DAVID P. O’CONNOR	By:	/s/ PATRICK P. COYNE
Name:	David P. O’Connor	Name:	Patrick P. Coyne
Title:	Senior Vice President	Title:	President